As filed with the Securities and Exchange Commission on February 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

INSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0674867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1373 Boggs Drive Mount Airy, North Carolina	27030
(Address of principal executive offices)	(Zip Code)

INSTEEL INDUSTRIES, INC.

2025 EQUITY INCENTIVE PLAN

(Full title of plan)

H.O. Woltz III

President and Chief Executive Officer

Insteel Industries, Inc.

1373 Boggs Drive

Mount Airy, North Carolina 27030

(Name and address of agent for service)

(336) 786-2141

(Telephone number, including area code, of agent of service)

______________________________

With copy to:

Christopher J. Gyves

Womble Bond Dickinson (US) LLP

One West Fourth Street

Winston-Salem, North Carolina 27101

(336) 721-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company
☐ Emerging growth company

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed on behalf of Insteel Industries, Inc., a North Carolina corporation (the “Company”), for the purpose of registering an aggregate of 1,669,949 shares of its common stock, no par value (the “Common Stock”), issuable under the Insteel Industries, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), consisting of (i) 800,000 shares of Common Stock; (ii) 284,736 shares of Common Stock (the “Unissued Shares”), representing any shares remaining available for the grant of awards as of February 11, 2025, the effective date of the 2025 Plan (the “Effective Date”), under the 2015 Equity Incentive Plan of Insteel Industries Inc. (as amended, the”2015 Plan”); and (iii) 585,213 shares of Common Stock (the “Forfeited Shares” and, together with the Unissued Shares, the “2015 Plan Shares”), representing shares subject to an award granted under the 2015 Plan that were or may become forfeited, cash-settled, cancelled, terminated, expired or lapsed for any reason after the Effective Date without the issuance of shares or pursuant to which such shares are forfeited. The 2015 Plan Shares are securities of the same class and relate to the same employee benefit plan, the 2015 Plan, as those shares registered on the Company’s registration statements on Form S-8 (the “Prior Registration Statements”) previously filed with the Securities and Exchange Commission (the “Commission”) on (i) February 17, 2015 (Registration No. 333-202128) and (ii) February 28, 2020 (Registration No. 333-236744), which are hereby incorporated by reference. The 2015 Plan Shares were previously registered under the Prior Registration Statements and do not represent an increase in the total number of shares of the Common Stock that may be issued pursuant to the 2015 Plan. The 2025 Plan was approved by the Company’s shareholders on February 11, 2025 and became effective on February 11, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed with the Commission on October 24, 2024;
(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2024, filed with the Commission on January 16, 2025;
(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on October 21, 2024, November 12, 2024, November 18, 2024 and December 6, 2024;
(d)

The description of the Company’s common stock, no par value, contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, filed with the Commission on October 25, 2019, including any amendment or report filed for the purpose of updating such description; and

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period referred to in (a), above.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d), as applicable, of the Exchange Act, except for such reports and/or documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 001-09929.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

North Carolina law enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the North Carolina Business Corporation Act (the “NCBCA”); (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective.

Article XII of the Company’s Restated Articles of Incorporation, as amended, limits the personal liability of directors in any action for monetary damages for breach of duty, whether such action is brought by or in the right of the Company or otherwise, to the fullest extent permitted by the NCBCA.

Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by a majority vote of a quorum of the board of directors who are not parties to the proceeding in question, a duly designated committee of directors if a quorum of the full board cannot be established, special legal counsel selected by the board or duly designated committee of directors, or the shareholders (excluding shares owned or controlled by directors who are parties to the proceeding in question) in accordance with Section 55-8-55 of the NCBCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which a director was adjudged liable (whether or not involving action in his official capacity) on the basis of having received an improper personal benefit.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application for and obtain court-ordered indemnification if the court determines that such director or officer is (1) entitled to mandatory indemnification under Section 55-8-52, in which case the court will also order the corporation to pay the director’s or officer’s reasonable expenses incurred to obtain court-ordered indemnification, or (2) fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct set forth in Section 55-8-51 or was adjudged liable as described in Section 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Article 8 of the Company’s Bylaws, as amended and restated (the “Bylaws”), states that any person who serves or has served as a director or officer of the Company or of any wholly owned subsidiary of the Company, or in such capacity at the request of the Company for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the Company or of any wholly owned subsidiary thereof (a “Claimant”), shall have the right to be indemnified and held harmless by the Company to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as defined in the Bylaws) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom, arising out of that person’s status as such or that person’s activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant’s activities which were at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the Company.

Additionally, Section 55-8-57(c) of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person. The Company has purchased and maintains such insurance.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description
4.1	Restated Articles of Incorporation for the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on May 2, 1985).
4.2	Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Current Report on Form 8-K dated May 3, 1988).
4.3

Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 filed on May 14, 1999).

4.4

Articles of Amendment to the Restated Articles of Incorporation of the Company (incorporated by reference to the Exhibit 3.1 Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 filed on April 26, 2010).

4.5	Bylaws of the Company (as last amended August 15, 2023) (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 15, 2023).
5.1*	Opinion of Womble Bond Dickinson (US) LLP as to the legality of the Common Stock being registered.
23.1*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1).
23.2*	Consent of Independent Public Accounting Firm.
24*	Power of Attorney (included on the signature page).
99.1*	Insteel Industries, Inc. 2025 Equity Incentive Plan.
107*	Filing Fee Table.

* Filed herewith

ITEM 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Insteel Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Airy, State of North Carolina, on this 11th day of February, 2025.

INSTEEL INDUSTRIES, INC.

By: /s/ H.O. Woltz III
Name: H.O. Woltz III
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of the Company hereby nominates, constitutes and appoints H.O. Woltz III, Scot R. Jafroodi and Elizabeth C. Southern, or each of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain shares of the common stock, no par value, of the Company in connection with the Insteel Industries, Inc. 2025 Equity Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of February 11, 2025.

Name and Signature	Position(s)

/s/ H. O. WOLTZ III H. O. WOLTZ III	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ SCOT R. JAFROODI SCOT R. JAFROODI	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ ABNEY S. BOXLEY III ABNEY S. BOXLEY III	Director

/s/ BLAKE K. DOYLE BLAKE K. DOYLE	Director

/s/ ANNE H. LLOYD ANNE H. LLOYD	Director

/s/ W. ALLEN ROGERS II W. ALLEN ROGERS II	Director

/s/ JON M. RUTH JON M. RUTH	Director

/s/ JOSEPH A. RUTKOWSKI JOSEPH A. RUTKOWSKI	Director

/s/ G. KENNEDY THOMPSON G. KENNEDY THOMPSON	Director